   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 16, 2000
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                 SCHEDULE 14D-9
                     SOLICITATION/RECOMMENDATION STATEMENT
                      PURSUANT TO SECTION 14(D)(4) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)

                            ------------------------

                         GETTY PETROLEUM MARKETING INC.
                           (Name Of Subject Company)

                         GETTY PETROLEUM MARKETING INC.
                       (Name Of Person Filing Statement)

                            ------------------------

                    COMMON STOCK, PAR VALUE $0.01 PER SHARE
                         (Title Of Class Of Securities)

                                  374292 10 0
                     (CUSIP Number Of Class Of Securities)

                            ------------------------

                                 LEO LIEBOWITZ
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                         GETTY PETROLEUM MARKETING INC.
                              125 JERICHO TURNPIKE
                            JERICHO, NEW YORK 11753
                                 (516) 338-6000

          (Name, Address And Telephone Number Of Person Authorized To
   Receive Notice And Communications On Behalf Of Person(s) Filing Statement)

                            ------------------------

                                    COPY TO:
                            MARC D. BASSEWITZ, ESQ.
                                LATHAM & WATKINS
                       233 SOUTH WACKER DRIVE, SUITE 5800
                            CHICAGO, ILLINOIS 60606
                                 (312) 876-7700

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.
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ITEM 7. PURPOSES OF THE TRANSACTION AND PLANS OR PROPOSALS.

Item 7 is hereby amended to add the following:

     SUBJECT COMPANY NEGOTIATIONS. On November 16, 2000, the Company sent a letter to its stockholders, a copy of which is filed as an exhibit hereto and incorporated herein by reference.

ITEM 9. MATERIALS TO BE FILED AS EXHIBITS.

 EXHIBIT                           DESCRIPTION
 -------                           -----------
(a)(1)(A)  Offer to Purchase dated November 9, 2000 ("Offer to
           Purchase") (incorporated herein by reference to Exhibit
           (a)(l)(i) to Schedule TO filed by Purchaser with respect to the Company on November 9, 2000 ("Schedule TO")).*
(a)(l)(B)  Letter of Transmittal (incorporated herein by reference to
           Exhibit (a)(l)(ii) to Schedule TO).*
(a)(l)(C)  Information Statement Pursuant to Section 14(f) of the
           Securities Exchange Act of 1934 (the "Exchange Act") and
           Rule 14f-1 thereunder (incorporated by reference herein and attached hereto as Annex A).*
(a)(l)(D)  Letter to Stockholders of the Company dated November 9, 2000
           (incorporated by reference herein and attached hereto as
           Annex C).*
(a)(l)(E)  Fairness Opinion of ING Barings LLC dated November 2, 2000
           (incorporated by reference herein and attached hereto as
           Annex B).*
(a)(l)(F)  Letter to Stockholders of the Company dated November 16,
           2000.
(a)(5)     Text of Press Release dated November 2, 2000.*
(e)(l)     Agreement and Plan of Merger, dated as November 2, 2000, by and among LUKOIL, Lukoil International, Lukoil Americas,
           Purchaser and the Company.*
(e)(2)     Form of Support Agreement, dated November 2, 2000, between
           Lukoil Americas, Purchaser and each of Leo Liebowitz, Howard
           Safenowitz, Milton Cooper and certain of their affiliates, or associates.*
(e)(3)     Consolidated, Amended and Restated Master Lease, dated
           November 2, 2000, between Getty Properties and the Company.*
(e)(4)     Environmental Indemnity Agreement dated November 2, 2000,
           between Getty Properties and the Company.*
(e)(5)     Amended and Restated Trademark License Agreement, dated
           November 2, 2000, between Getty Properties and the Company.*
(e)(6)     Trademark License Agreement, dated November 2, 2000, between
           Getty TM Corp. and the Company.*

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* Previously filed.

                                   SIGNATURE

     After due inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: November 16, 2000

                                          GETTY PETROLEUM MARKETING INC.

                                          By: /s/ LEO LIEBOWITZ
                                            ------------------------------------
                                            Leo Liebowitz
                                            Chairman and Chief Executive Officer